Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Stephanie Carrington/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7017/7030
858-909-1800	scarrington@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

NuVasive Acquires Cervical Nucleus-Like Replacement Device

- Offers First to Market Potential

- First Option Procedure Prior to Fusion or TDR

- Technology Allows Revision Procedures

San Diego, CA — August 4, 2005 — NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today the acquisition of technology and assets from Pearsalls Limited, a privately-owned company based in the United Kingdom.  Pearsalls is a subsidiary of AMI Holdings, Inc., a platform company of RoundTable Healthcare Partners.

The acquired assets include a cervical nucleus-like replacement device called Neodisc™.   Neodisc offers NuVasive a first to U.S. market potential with a nucleus-like device designed to preserve motion in the cervical region of the spine and fills the gap between pre-surgical treatment and Total Disc Replacement (TDR) or spine fusion.  The cervical motion preservation market has been forecasted to exceed $1 billion by 2011.   NuVasive believes that Neodisc will be attractive for use in broad indications and pathologies because it is easily revisable and is intended to involve a relatively simple surgical placement procedure.   The Company believes the potential to treat patients earlier in the degenerative cascade could make the Neodisc an attractive surgical option. Additionally, the technology is an excellent fit with NuVasive’s demonstrated focus on novel surgical access platforms designed for minimal tissue disruption upon implantation.   NuVasive will seek FDA approval for commercialization of the Neodisc and anticipates filing an Investigational Device Exemption (IDE) application in the fourth quarter of 2005.   The Company believes the Neodisc could be commercially available in Europe as early as 2007 and commercialized in the U.S. in the 2010 timeframe.

The transaction requires a closing payment by NuVasive of $12 million, including $5 million in cash and $7 million in stock.    Terms of the transaction call for NuVasive to make additional payments upon the achievement of certain milestones leading to FDA approval that could total up to an additional $31.5 million in cash and stock.   NuVasive will also pay a royalty of 5% on sales of the Neodisc product.

As part of the transaction, NuVasive also acquired all of Pearsalls’ intellectual property related to embroidery technology for use in surgical implants.  The additional potential products are in early development stages.

Neodisc has undergone thorough pre-clinical study and limited clinical study in the form of a European pilot and has been implanted in a total of nine patients.  These clinical studies have shown positive biointegration as well as full imaging compatibility. The product is an embroidered jacket with fixation flanges that encapsulates a silicone elastomer nucleus-like core that serves to safely replace a degenerative diseased cervical disc while maintaining full range of motion.

Dr. Scott Kitchel, Assistant Clinical Professor, Department Orthopedic Surgery, Oregon Health and Sciences University, commented, “I am very impressed with the product design and initial clinical results of the Neodisc.  Neodisc’s viscoelastic materials provide shock absorption and qualify the Neodisc as a unique 2nd generation disc replacement over the 1st generation cervical TDRs under clinical study.  I believe it may very well serve as a bridge to TDR by being applied earlier in the degenerative cascade treatment process.”

Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “This acquisition is consistent with our strategy of developing or acquiring new technologies that we believe are superior to what is available in the market while maintaining momentum in training surgeons and enhancing our distribution network. Moving NuVasive into the cervical motion preservation market has been an important corporate objective. We believe this technology offers NuVasive a superior potential product.  Having a product that is a first option device that preserves motion and can be fully revised to any other cervical procedure is a significant advancement in cervical spine surgery technology. It allows patients seeking treatment for a degenerated cervical disc to fill the gap between pre-surgical treatment and either spine fusion or TDR, providing us broader access to a cervical motion preservation market that has been forecasted to exceed $1 billion by 2011. We view this device, in concert with our Cerpass product for which we recently filed an IDE application, as a formidable one-two punch in the preservation of motion for the cervical spine.”

Kevin O’Boyle, Executive Vice President and Chief Financial Officer, said, “In accordance with GAAP, we will be expensing the initial $12 million acquisition payment as in-process research and development in the third quarter of 2005.   Milestone payments leading up to FDA approval for Neodisc will be expensed similarly as they are paid.    We expect that research and development expenses in 2006 will increase as we initiate U.S. clinical trials and prepare for the European launch of Neodisc in 2007.   We are therefore revising our breakeven guidance from the first half of 2006 to the fourth quarter of 2006.”

Conference Call

NuVasive will hold a conference call on August 4, 2005 at 5:00 p.m. EDT / 2:00 p.m. PDT to discuss its acquisition of the cervical nucleus-like replacement device and related technology.  The dial-in numbers are (877) 407-4018 for domestic callers, and (201) 689-8471 for international.  A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.

Following the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through August 25, 2005.  In addition, a telephonic replay of the call will be available until August 25, 2005.  The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers.  Please use account number 3055 and conference ID number 164249.

About NuVasive

NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.

The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx™ and CoRoent™—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products such as Total Disc Replacement (TDR).

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, risks that additional clinical experience may demonstrate that our products or proprietary procedures do not provide the intended safe and reproducible results; the rapidly changing and competitive nature of the medical device industry, including the risk that our competitors may develop products or technologies comparable or superior to ours (including the recently acquired technology described in this press release);   NuVasive’s ability to convince surgeons to use its products; the ability of patients to obtain third-party reimbursement for surgical procedures employing NuVasive’s products; risks related to NuVasive’s ability to effectively manage the growth of its business and expansion of its product line; NuVasive’s ability to successfully develop and commercialize new products and technologies; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

#  #  #